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                                      NEWS

                                          For additional information:
                                          Jeffrey A. Stoops
                                          Chief Financial Officer
                                          (561) 995-7670

                             FOR IMMEDIATE RELEASE
                             ---------------------

SBA COMMUNICATIONS CORPORATION TO ACQUIRE TOWERS AND ENTER BUILD TO SUIT
      AGREEMENT WITH HORIZON TELCOM

BOCA RATON, FLORIDA; August 16, 1999:  SBA Communications Corporation (NASDAQ:
SBAC) today announced that it had entered into definitive agreements (the "Agreements") to acquire 56 wireless communication towers from Horizon Telcom, Inc. ("Horizon") and to provide, in specified regions, exclusive site acquisition, development, collocation, build-to-suit and equipment installation services, for Horizon Personal Communications and its affiliates ("HPC"), a wholly owned subsidiary of Horizon. Horizon, which is based in Chillicothe, Ohio, is a facilities-based telecommunications carrier that provides a variety of voice and data services to commercial, residential/small business and local market segments. HPC is a Sprint PCS Network Member and under the Horizon PCS name manages Sprint markets in Ohio, West Virginia and Kentucky.

The Agreements provide that SBA will pay $16.6 million (representing approximately 16.8 times run rate tower cash flow at acquisition) in cash for the existing towers which are located in Ohio, Kentucky, and West Virginia. HPC will lease space on these acquired towers under ten year leases with initial rent at $1,800 per month, with subsequent rent escalators and renewal options. Under the services agreement, SBA, in specified regions, shall have the right to build for SBA's ownership any new tower required by HPC in its network development. HPC and SBA estimate that the Agreements will cover the location of as many as 300 antenna sites by HPC through December 31, 2001, with the number of such sites being newly-built towers ranging from 100 to 200. HPC will be the anchor tenant on the towers built and owned by SBA at monthly rents of either $1,200 or $1,300, with subsequent rent escalators, for an initial term of 5 years with renewal options. SBA will provide site acquisition, collocation, and installation services for HPC equipment under the Agreements. The Agreements also contemplate the provision of certain services by HPC in exchange for fees from SBA, and the obligation by HPC under certain circumstances to lease space on other SBA towers. Territories in which the services will be provided include West Virginia, Ohio, Tennessee, and, potentially, certain other markets. The Agreements are subject to due diligence and other contingencies and are anticipated to be consummated in the fourth quarter of 1999.

"We are very excited to team up with Horizon Personal Communications and to be part of the continuing growth of its markets", said Steve Bernstein, CEO and President of SBA. "Horizon is one of the first Sprint PCS affiliates and is aggressively increasing its coverage in both its core and adjacent markets. Horizon is or will be one of the first PCS carriers to deploy in its markets, and we are excited to have a primary turn-key role in the growth of Horizon's network. " Bill McKell, President of Horizon Personal Communications, indicated, "This transaction is pivotal to Horizon. With it, Horizon is able to expand its wireless service area and focus its resources on gaining and providing quality service to our current and future PCS customers. SBA's financial package, expertise in tower site acquisition, development and construction, and operational culture made them the best partner for our continuing network build out."
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SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 10,000 antenna sites in the United States. SBA currently owns approximately 790 towers and has over 600 tower projects under various stages of development throughout the nation.



Information Concerning Forward-Looking Statements

     Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.